Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of June 3, 2019 among M III Sponsor I LLC, a Delaware limited liability company, M III Acquisition Partners I LLC, a Delaware limited liability company, Mohsin Meghji 2016 Gift Trust, and Mr. Mohsin Y. Meghji (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Common Stock, $0.0001 par value per share, of Infrastructure and Energy Alternatives, Inc. Each Party hereto agrees that the Schedule 13D, dated June 3, 2019, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: June 3, 2019
M III SPONSOR I LLC By: M III Acquisition Partners I LLC, its Managing Member

	By:	/s/ Mohsin Y. Meghji
Name: Mohsin Y. Meghji Title: Managing Member

M III ACQUISITION PARTNERS I LLC
	By:	/s/ Mohsin Y. Meghji
Name: Mohsin Y. Meghji
Title: Managing Member

Mohsin Meghji 2016 Gift Trust
	By:	/s/ Tasneem Meghji
Name: Tasneem Meghji Title: Trustee

/s/ Mohsin Y. Meghji____
Mohsin Y. Meghji